Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 25, 2020--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended February 1, 2020. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Highlights of the Fourth Quarter:

•	Net income of $67.7 million compared to net income of $85.1 million for the prior year fourth quarter

•	Earnings per share of $2.75 compared to $3.22

•	Comparable store sales decreased 3% against a 2% increase in prior year fourth quarter

•	Retail gross margin remained flat as a percent of sales

•	Inventory level decreased 4%

•	Operating expenses were $458.6 million compared to $458.0 million

•	Share repurchase of $36.7 million

Highlights of the 52 Weeks:

•	Net income of $111.1 million compared to net income of $170.3 million for the prior year 52-week period

•	Earnings per share of $4.38 compared to $6.23

•	Comparable store sales decreased 1% against a 2% increase in prior year

•	Retail gross margin declined 99 basis points of sales

•	Operating expenses were $1,691.0 million compared to $1,691.2 million

•	Share repurchase of $138.3 million

•	Subsequent to February 1, 2020, share repurchase of $52.8 million

Dillard’s Chief Executive Officer William T. Dillard, II, stated, "A weak top line weighed heavily on the bottom line in the fourth quarter. However, we achieved a consecutive 4% decline in inventory while maintaining a flat gross margin rate. As U.S. department store retailing continues to right size, our conservative financial approach supports our long-term view. We continue to focus on improving our results and on shareholder return."

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended February 1, 2020 of $67.7 million, or $2.75 per share, compared to net income of $85.1 million, or $3.22 per share, for the prior year fourth quarter. Included in net income for the 13 weeks ended February 1, 2020 is a pretax gain of $8.3 million ($6.5 million after tax or $0.26 per share) primarily related to the sale of two store properties and $2.3 million ($0.09 per share) in tax benefits provided in the Taxpayer Certainty and Disaster Tax Relief Act of 2019 signed into law on December 20, 2019.

Net sales for the 13 weeks ended February 1, 2020 and the 13 weeks ended February 2, 2019 were $1.923 billion and $2.011 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended February 1, 2020 and the 13-week period ended February 2, 2019 were $1.879 billion and $1.959 billion, respectively. Total merchandise sales decreased 4% for the 13-week period ended February 1, 2020. Sales in comparable stores for the period decreased 3%. Sales were strongest in the Eastern and Western regions and weakest in the Central region. By category, sales were strongest in ladies' apparel and cosmetics with weaker performances in ladies' accessories and lingerie and home and furniture.

52-Week Results

Dillard’s reported net income for the 52 weeks ended February 1, 2020 of $111.1 million, or $4.38 per share, compared to net income of $170.3 million, or $6.23 per share, for the prior year 52-week period. Included in net income for the 52 weeks ended February 1, 2020 is a pretax gain of $20.3 million ($15.8 million after tax or $0.62 per share) primarily related to the sale of six store properties. Also included in net income for the 52-week period is $5.1 million ($0.20 per share) in tax benefits related to amended state tax return filings and the Taxpayer Certainty and Disaster Tax Relief Act of 2019.

Included in net income for the 52-week period ended February 2, 2019 is $2.9 million ($0.11 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Net sales for the 52 weeks ended February 1, 2020 and the 52 weeks ended February 2, 2019 were $6.204 billion and $6.356 billion, respectively.

Total merchandise sales for the 52-week period ended February 1, 2020 and the 52-week period ended February 2, 2019 were $6.012 billion and $6.121 billion, respectively. Total merchandise sales decreased 2% for the 52-week period ended February 1, 2020. Sales in comparable stores for the period decreased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was flat as a percent of sales for the 13 weeks ended February 1, 2020 compared to the prior year fourth quarter. Consolidated gross margin for the 13 weeks ended February 1, 2020 was also flat as a percent of sales compared to the prior year fourth quarter.

Gross margin from retail operations declined 99 basis points of sales for the 52 weeks ended February 1, 2020 compared to the 52 weeks ended February 2, 2019 primarily due to increased markdowns. Consolidated gross margin for the 52 weeks ended February 1, 2020 declined 84 basis points of sales compared to the prior year.

Inventory decreased 4% at February 1, 2020 compared to February 2, 2019.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $458.6 million (23.8% of sales) and $458.0 million (22.8% of sales) during the 13 weeks ended February 1, 2020 and February 2, 2019, respectively. Retail operating expenses for the same 13-week periods were $456.7 million (24.3% of sales) and $455.1 million (23.2% of sales), respectively.

Operating expenses were $1,691.0 million (27.3% of sales) and $1,691.2 million (26.6% of sales) during the 52 weeks ended February 1, 2020 and February 2, 2019, respectively. Retail operating expenses for the same 52-week periods were $1,684.3 million (28.0% of sales) and $1,682.2 million (27.5% of sales), respectively.

Share Repurchase

During the 13 weeks ended February 1, 2020, the Company purchased $36.7 million (approximately 0.5 million shares) of Class A Common Stock under its $500 million share repurchase program. During the 52 weeks ended February 1, 2020, the Company purchased $138.3 million (approximately 2.2 million shares). Subsequent to February 1, 2020, the Company has purchased $52.8 million (0.8 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at February 24, 2020 and February 2, 2019 were 23.4 million and 26.3 million, respectively. As of February 24, 2020, authorization of $215.9 million remained under the program.

Store Information

Dillard's has announced plans to open a new store at Mesa Mall in Grand Junction, Colorado during the third quarter of 2020 (105,000 square feet). The Company has also announced plans to open a new store at University Place in Orem, Utah in the Spring of 2021 (160,000 square feet). Both opportunities arose from peer closures at those centers.

The Company operates 257 Dillard’s locations and 28 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at February 1, 2020 was 48.4 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,922.9	100.0%	$2,010.6	100.0%	$6,203.5	100.0%	$6,356.1	100.0%
Service charges and other income	44.6	2.3	45.7	2.3	144.4	2.3	147.2	2.3
	1,967.5	102.3	2,056.3	102.3	6,347.9	102.3	6,503.3	102.3

Cost of sales	1,354.1	70.4	1,415.7	70.4	4,240.7	68.4	4,291.5	67.5
Selling, general and administrative expenses	458.6	23.8	458.0	22.8	1,691.0	27.3	1,691.2	26.6
Depreciation and amortization	59.5	3.1	55.8	2.8	222.3	3.6	223.8	3.5
Rentals	8.1	0.4	9.0	0.4	26.4	0.4	28.6	0.5
Interest and debt expense, net	11.2	0.6	12.1	0.6	46.2	0.7	52.5	0.8
Other expense	1.9	0.1	1.9	0.1	7.7	0.1	7.7	0.1
Gain on disposal of assets	8.3	0.4	—	0.0	20.3	0.3	—	0.0
Income before income taxes	82.4	4.3	103.8	5.2	133.9	2.2	208.0	3.3
Income taxes	14.7		18.7		22.8		37.7
Net income	$67.7	3.5%	$85.1	4.2%	$111.1	1.8%	$170.3	2.7%

Basic and diluted earnings per share	$2.75		$3.22		$4.38		$6.23
Basic and diluted weighted average shares	24.6		26.5		25.4		27.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	February 1, 2020	February 2, 2019
Assets
Current Assets:
Cash and cash equivalents	$277.1	$123.5
Accounts receivable	46.2	49.9
Merchandise inventories	1,465.0	1,528.4
Other current assets	59.8	68.8
Total current assets	1,848.1	1,770.6

Property and equipment, net	1,458.2	1,586.7
Operating lease assets	47.9	—
Other assets	76.1	74.1

Total Assets	$3,430.3	$3,431.4

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$892.8	$921.2
Current portion of long-term debt and finance lease liabilities	1.2	1.2
Current portion of operating lease liabilities	14.6	—
Federal and state income taxes	22.2	11.1
Total current liabilities	930.8	933.5

Long-term debt and finance lease liabilities	366.4	367.2
Operating lease liabilities	32.7	—
Other liabilities	273.6	238.8
Deferred income taxes	3.5	13.5
Subordinated debentures	200.0	200.0
Stockholders' equity	1,623.3	1,678.4

Total Liabilities and Stockholders' Equity	$3,430.3	$3,431.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	February 1, 2020	February 2, 2019
Operating activities:
Net income	$111.1	$170.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	224.3	225.8
Deferred income taxes	(5.4)	0.3
Gain on disposal of assets	(20.3)	—
Proceeds from insurance	0.4	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3.7	(11.4)
Decrease (increase) in merchandise inventories	63.4	(64.9)
Decrease (increase) in other current assets	9.5	(17.4)
Increase in other assets	(1.2)	(10.4)
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(25.6)	104.1
Increase (decrease) in income taxes	5.2	(29.2)
Net cash provided by operating activities	365.1	367.2

Investing activities:
Purchase of property and equipment and capitalized software	(103.4)	(137.0)
Proceeds from disposal of assets	30.6	2.0
Proceeds from insurance	2.4	3.5
Distribution from joint venture	2.3	3.8
Net cash used in investing activities	(68.1)	(127.7)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(1.0)	(162.0)
Cash dividends paid	(11.5)	(11.1)
Purchase of treasury stock	(130.9)	(129.9)
Net cash used in financing activities	(143.4)	(303.0)

Increase (decrease) in cash and cash equivalents	153.6	(63.5)
Cash and cash equivalents, beginning of period	123.5	187.0
Cash and cash equivalents, end of period	$277.1	$123.5

Non-cash transactions:
Accrued capital expenditures	$9.3	$2.6
Accrued purchase of treasury stock	7.3	—
Stock awards	2.9	2.7
Lease assets obtained in exchange for new operating lease liabilities	8.0	—

Estimates for 2020
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 30, 2021 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2020	2019
	Estimated	Actual
Depreciation and amortization	$220	$222
Rentals	24	26
Interest and debt expense, net	43	46
Capital expenditures	130	103

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for fiscal 2020 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity, statements concerning share repurchases, statements concerning pension contributions and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer confidence, spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise at acceptable pricing; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company's future business; fluctuations in LIBOR and other base borrowing rates; the potential impact on the Company's debt obligations of developments regarding LIBOR, including the potential phasing out of this metric; potential disruption from terrorist activity, including active shooter occurrences, and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2019, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com